Exhibit 99.1

I.T.S. Industrial Techno-Logic Solutions Ltd.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

I.T.S. Industrial Techno-Logic Solutions Ltd.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

Independent Auditors’ Report

To the Shareholders and the Board of Directors of

I.T.S. Industrial Techno-Logic Solutions Ltd.

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of I.T.S. Industrial Techno-Logic Solutions Ltd. and its subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1C to the financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

March 30, 2026

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee

I.T.S. Industrial Techno-Logic Solutions Ltd.

CONSOLIDATED BALANCE SHEETS

(USD in thousands except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current Assets
Cash and cash equivalents	1,229	1,788
Short term bank deposits	39	29
Restricted cash	14	14
Accounts receivable	340	1,015
Inventory (Note 3)	2,796	4,981
Other current assets (Note 4)	324	491
Total Current Assets	4,742	8,318

Operating lease right-of-use asset and lease deposit (Note 5)	2,898	3,352

Property and equipment, net	120	214

Total Assets	7,760	11,884

Liabilities and Shareholders’ Deficit
Current Liabilities
Short term loans (Note 6)	2,142	2,432
Accounts payable (Note 7)	1,507	1,958
Operating lease liability (Note 5)	738	769
Other current liabilities (Note 8)	3,919	3,300
Total current liabilities	8,306	8,459
Long term loans from Banks (Note 9)	917	722
Long term loans from Related Party (Note 9)	987	993
Operating lease liability (Note 5)	2,205	2,620

Total Liabilities	12,415	12,794

Shareholders’ Deficit (Note 10)
Common stock of NIS 1 par value each (“Common Stock”): 38,000 shares authorized as of December 31, 2024 and 2023; issued and outstanding 200 shares as of December 31, 2024 and 2023.	(*)	(*)
Additional paid-in capital	740	740
Other comprehensive loss	(355)	(274)
Accumulated deficit	(5,040)	(1,379)
Total Shareholders’ Deficit	(4,655)	(910)
Total liabilities and Shareholders’ Deficit	7,760	11,884

(*)	represents amount less than $1.

March 30, 2026
Date of approval

The accompanying notes are an integral part of the consolidated financial statements.

I.T.S. Industrial Techno-Logic Solutions Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(USD in thousands, except share and per share data)

	Year ended
	December 31
	2024	2023

Revenues	8,867	15,953
Cost of revenues (Note 11)	(10,384)	(16,435)
Gross loss	(1,517)	(482)

Selling, general and administrative expenses (Note 12)	(1,729)	(1,988)
Operating loss	(3,245)	(2,470)
Other Income (Note 13)	7	440
Financial expenses, net	(412)	(286)
Net Loss	(3,664)	(2,316)
Translation to presentation currency	(81)	(59)
Total comprehensive loss	(3,746)	(2,257)

The accompanying notes are an integral part of the consolidated financial statements.

I.T.S. Industrial Techno-Logic Solutions Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(USD in thousands, except share and per share data)

	Number of Shares	Amount	Additional paid-in capital	Other Comprehensive Loss	Accumulated deficit	Total stockholders’ deficit

BALANCE AT DECEMBER 31, 2022	200	-(*)	740	(215)	940	1,465
Other comprehensive loss	-	-	-	(59)	-	(59)
Loss for the year	-	-	-		(2,316)	(2,316)
BALANCE AT DECEMBER 31, 2023	200	-(*)	740	(274)	(1,376)	(910)
Other comprehensive loss	-	-	-	(81)	-	(81)
Loss for the year	-	-	-	-	(3,664)	(3,664)
BALANCE AT DECEMBER 31, 2024	200	-(*)	740	(355)	(5,040)	(4,655)

(*)	represents amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

I.T.S. Industrial Techno-Logic Solutions Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD in thousands, except share and per share data)

	Year ended
	December 31
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	(3,664)	(2,316)
Adjustments required to reconcile net loss for the year to net cash used in operating activities:

Depreciation	58	73
Interest expenses	5	3
Change in liability for employee rights upon retirement	-	(35)
Change in right of use asset	808	774
Change in lease liability	(809)	(764)
Decrease in accounts receivable	654	2,592
Decrease in inventory	2,141	636
Decrease (increase) in other current assets	150	(136)
Decrease in accounts payable	(444)	(1,996)
Increase in other liabilities	612	1,578
Net cash provided by (used in) operating activities	(489)	409

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27)	(61)
Proceeds from sale property and equipment	62	-
Increase in short term bank deposit	(10)	-

Net cash provided by (used in) investment activities	25	(61)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term loans from banking institutions	752	550
Repayment of loans from banking institutions	(502)	(481)
Short-term credit from banking institutions, net	(335)	328
Net cash provided by (used in) financing activities	(85)	396
Exchange Rate Changes on Cash and Cash Equivalents	(10)	(35)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(559)	710

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	1,802	1,092

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	1,243	1,802
Supplemental disclosure of cash flow information:
Non cash transactions:
Initial recognition of operating lease right-of-use assets and liabilities	213	264
Cash transactions:
Interest	228	191
Taxes	42	30

The accompanying notes are an integral part of the consolidated financial statements.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL

A.	I.T.S. Industrial Techno-Logic Solutions Ltd. (the “Company”) is an Israeli-based company engaged in the design, development, and serial production of fully integrated electro-mechanical systems and sophisticated assembly lines.

The Group’s operations are conducted by the Company and its wholly-owned subsidiary, Positech, which specializes in the design and manufacture of high-performance motion control systems for both defense and commercial applications.

The Group provides a comprehensive “One-Stop-Shop” engineering and manufacturing solution, ranging from advanced R&D to the production of custom-made prototypes and OEM systems in small to medium-sized series. Its capabilities encompass a multi-disciplinary approach, integrating Mechanical, Electrical, Hardware (HW), Software (SW), and Firmware (FW) engineering. These services are delivered through both “Build to Spec” (development based on customer requirements) and “Build to Print” (manufacturing based on existing customer designs) models.

B.	On October 7, 2023, Hamas launched a series of attacks on civilian and military targets in Southern Israel and Central Israel, to which the Israel Defense Forces have responded. In addition, both Hezbollah and the Houthi movement have attacked military and civilian targets in Israel, to which Israel has responded, including through increased air and ground operations in Lebanon. In addition, the Houthi movement has attacked international shipping lanes in the Red Sea, to which both Israel and the United States have responded. Further, on April 13, 2024 and October 1, 2024, Iran launched a series of drone and missile strikes against Israel, to which Israel has responded. Most recently, on June 13, 2025, Israel launched a preemptive attack on Iran, to which Iran responded with ballistic missile and drone attacks.

On June 23, 2025, Israel and Iran agreed to a ceasefire, although there is no assurance that the ceasefire will continue.

On October 9, 2025, Israel, Hamas, the United States and other countries in the region agreed to a framework for a ceasefire in Gaza between Israel and Hamas. How long and how severe the current conflicts in Gaza, Northern Israel, Lebanon, Iran or the broader region become is unknown at this time and any continued clash among Israel, Hamas, Hezbollah, Iran or other countries or militant groups in the region may escalate in the future into a greater regional conflict. To date, the Company’s operations have not been materially affected. the Company expects that the current conflict in the Gaza Strip, Lebanon, Iran and the broader region, as well as the security escalation in Israel, will not have a material impact on the Company’s business results in the short term. However, since these are events beyond the Company’s control, their continuation or cessation may affect the Company’s expectations. The Company continues to monitor political and military developments closely and examine the consequences for the Company’s operations and assets.

C.	The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2024, the Company had $1,229 in cash and cash equivalents, $3,564 in negative working capital, shareholder’s deficit of $4,655 and an accumulated deficit of $5,040. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Company’s ability to continue as a going concern is dependent upon raising capital from financing transactions and revenue from operations. Management anticipates their business will require substantial additional investments that have not yet been secured. Management is continuing in the process of fund raising in the private equity and capital markets as the Company will need to finance future activities. These financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. See also note 16.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

A.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. As applicable to these financial statements, the most significant estimates and assumptions relate to revenue recognition, valuation of accounts receivable and inventories. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

B.	Functional currency

The functional currency of the Company and its subsidiary is the New Israel Shekel (“NIS”). Most of the Company’s costs are denominated and determined in NIS. Management believes that the NIS is the currency in the primary economic environment in which the Company operates. Thus, the functional currency of the Company is the NIS.

The financial statements are presented in US dollars.

The records of the operations were maintained in NIS and translated to the US dollar as follows: assets and liabilities are translated using the balance sheet period-end date exchange rate. Expenses and income are translated using the weighted average exchange rates for the reporting period. The net exchange difference that arises from the translation as described above, is recorded as a foreign currency translation reserve and presented in equity. The periodic changes in the foreign currency translation reserve are recorded as other accumulated comprehensive income (loss).

C.	Cash and cash equivalents and Restricted cash

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

Restricted cash as of December 31, 2024 and 2023 included a $14 collateral account for guarantees issued by the bank in favor of the Company towards vendors and tenders the Company participated in.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

D.	Inventories

Substantially all of the Company’s inventory consists of raw materials. The raw materials are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on a moving average inventory policy or specific cost. The Company does not hold finished goods as inventory.

Inventory write-downs are recorded at the end of each fiscal period for damaged, obsolete, excess and slow-moving inventory. These write-downs, to the lower of cost or net realizable value, create a new cost basis that is not subsequently marked up based on changes in underlying facts and circumstances.

E.	Accounts Receivable

The Company manages credit risk associated with accounts receivable at the customer level.

Pursuant to ASC Topic 326, the Company maintains an allowance for doubtful accounts that reflects the estimate of expected credit losses. The allowance is estimated using a loss-rate model based on delinquency. The estimated loss rate is based on the Company’s historical experience with specific customers, understanding of the current economic circumstances, reasonable and supportable forecasts, and the Company’s own judgment as to the likelihood of ultimate payment based upon available data. The actual rate of future credit losses, however, may not be similar to past experience. The estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, the Company may be required to increase or decrease its allowance for doubtful accounts.

F.	Property, plant and equipment, net

1.	Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the Statements of Comprehensive Loss.

2.	Rates of depreciation:

%

Furniture and office equipment	7-15
Computers	33
Vehicles	15

G.	Impairment of long-lived assets

The Company’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. No impairment expenses were recorded during the years ended December 31, 2024 and 2023.

i.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

H.	Fair Value

Fair value of certain of the Company’s financial instruments including cash, accounts payable, accrued expenses, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value, as defined by ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise.

Valuation techniques are generally classified into three categories: (i) the market approach; (ii) the income approach; and (iii) the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), (ii) segregating those gains or losses included in earnings, and (iii) a description of where those gains or losses included in earning are reported in the statement of operations.

i.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

I.	Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable, as well as certain other current assets that do not amount to a significant amount. Cash and cash equivalents, which are primarily held in US Dollars and NIS, are deposited with major banks in Israel. Management believes that such financial institutions are financially sound and, accordingly, minimal credit risk exists with respect to these financial instruments.

The Company performs ongoing credit evaluations of the financial condition of its customers. The risk of collection associated with trade receivables is reduced by the large number of the Company’s customer base.

The Company does not have any significant off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

J.	Contingencies

The Company records accruals for loss contingencies arising from claims, litigation and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Legal costs incurred in connection with loss contingencies are expensed as incurred.

K.	Leases

The Company determines if an arrangement is or contains a lease at contract inception.

Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in statement of comprehensive loss. For lease agreements, the Company has elected the practical expedient to account for the lease and non-lease maintenance components as a single lease component. Therefore, for those leases, the lease payments used to measure the lease liability include all of the fixed consideration in the contract.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

L.	Severance pay

All the Company’s employees, besides one, have been signed on Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”). Pursuant to Section 14, the Company’s employees, covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees. Neither severance pay liability nor severance pay fund under Section 14 are recorded in the Company’s balance sheets.

As to the employee that has not signed the Section 14 clause, the Company contributes the on-going contributions on monthly basis.

M.	Revenue recognition

Significant management judgments and estimates must be made and used in connection with the recognition of revenue in any accounting period. Material differences in the amount of revenue in any given period may result if these judgments or estimates prove to be incorrect or if management’s estimates change on the basis of development of business or market conditions.

The Company follows the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The guidance provides a unified model to determine how revenue is recognized.

Revenues are recognized when control of the promised goods or services are transferred to the customers in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

The Company determines revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies a performance obligation.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

The Company provides services to customers and has related performance obligations and recognizes revenue in accordance with ASC 606. Revenues are recognized when the Company satisfies performance obligations under the terms of its contracts, and control of its services or products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. Control is transferred upon delivery of its services or products.

A typical contract with a customer specifies that the Company would receive an advance payment once the contract is signed, an additional payment would be made to the Company once the ordered product is manufactured and ready to be shipped to the customer and the remainder of the contract’s consideration would be made once the system is installed in the customer’s factory and its accepted by the customer.

According to ASC-606-10-50, and given the mentioned-above, once signed, the Company’s contracts are considered Contract Liability – as the Company has received the amount prior to delivering the goods to the customer. Those amounts are not recognized as revenues. Once the goods are shipped to the customer – the contract becomes Contract Asset – as the Company transferred the goods to the client prior to receiving the full consideration for it. At the time the receipt of the consideration is conditional upon a successful installation of the product by the Company at the customer’s location and the full acceptance of the product by the customer. Only after such installation and acceptance the consideration owed to the Company is categorized as receivable. In all cases the time interval between the delivery of the product and its installation and acceptance by the customer happens within days.

This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product. The Company determined that the services and products provided to its customers consist of one performance obligation that is satisfied upon delivery of the products. The Company grants assurance type warranty to the products which is not considered a separate performance obligation.

N.	Cost of Goods Sold

The Cost of Goods Revenues represents the costs incurred in the production of goods sold by the Company. These costs include, but are not limited to:

-	Raw Materials– Costs related to the procurement of raw materials and other direct inputs used in the production process.

-	Direct Labor – Wages and related expenses for employees directly involved in the manufacturing or production process.

-	Manufacturing Overhead – Indirect production costs, including factory utilities, depreciation of production equipment, and maintenance expenses.

-	Other Direct Costs – Any additional costs directly attributable to the production of goods, including packaging and quality control.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

O.	Income taxes

Income taxes are accounted for under the asset and liability method. The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Accordingly, deferred income taxes are determined based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items in its 2024 financial statements and did not recognize any liability with respect to an unrecognized tax position in its balance sheets.

P.	Government Grants

Government grants are recognized when there is reasonable assurance that: (1) the Company will comply with the relevant conditions and (2) the grant disbursement will be received.

In 2023, the Company recognized other income of $ 415 from government grants, which were granted to certain entities that were negatively affected from the war condition as described in Note 1B.

Q.	Accounting Standards Not Yet Adopted

In June 2022, the FASB issued ASU 2022-03 (“ASU 2022-03”), ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions” (“ASC 820”). ASU 2022-03 amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. ASU 2022-03 applies to both holders and issuers of equity and Equity-Linked Securities measured at fair value. The amendments in ASU 2022-03 are effective for the Company in fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company does not expect the ASU to have a material impact on its financial statements.

Income Taxes: In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this ASU add specific requirements for income tax disclosures to improve transparency and decision usefulness. The guidance in ASU 2023-09 requires that public business entities disclose specific categories in the income tax rate reconciliation and provide additional qualitative information for reconciling items that meet a quantitative threshold. In addition, the amendments in ASU 2023-09 require that all entities disclose the amount of income taxes paid disaggregated by federal, state, and foreign taxes and disaggregated by individual jurisdictions. The ASU also includes other disclosure amendments related to the disaggregation of income tax expense between federal, state and foreign taxes.

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continue)

For public business entities, the amendments in this update are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this update should be applied on a prospective basis and retrospective application is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU No. 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The ASU improves the disclosures about a public business entity’s expense and provides more detailed information about the types of expenses in commonly presented expense captions. The amendments require that at each interim and annual reporting period an entity will, inter alia, disclose amounts of purchases of inventory, employee compensation, depreciation and amortization included in each relevant expense caption (such as cost of sales, SG&A and research and development). Amounts remaining in relevant expense captions that are not separately disclosed will be described qualitatively. Certain amounts that are already required to be disclosed under currently effective U.S GAAP will be included in the same disclosure as the other disaggregation requirements. The amendments also require disclosing the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In July 2025, the FASB issued ASU 2025-05 “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The ASU introduces a practical expedient for all entities when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under the practical expedient, when developing reasonable and supportable forecast as part of estimating expected credit losses, an entity may assume that current conditions as of the balance sheet date do not change for the remining life of the asset. The ASU is effective for annual reporting period beginning after December 15, 2025 and interim reporting within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods. The Company is evaluating the impact of ASU 2025-05 on its consolidated financial statements if it elects to apply the practical expedient.

NOTE 3 – INVENTORIES

	December 31,
	2024	2023

Raw materials and Components	2,655	2,890
In process goods	1,162	2,957
	3,817	5,847
Provision for inventory impairment	(1,021)	(866)
	2,796	4,981

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 4 – OTHER CURRENT ASSETS

	December 31,
	2024	2023

Prepaid expenses	48	73
Governmental institutions	178	354
Advances to suppliers	98	64
	324	491

NOTE 5 – LEASES

A.	In January 2023, the Company exercised its final extension option of a lease agreement for the office space and warehouse in 5 Atir Yeda, Kefar Sava, Israel for a term of seven years. The monthly lease payments under the lease agreement are approximately NIS 166 (approximately $45). The annual discount rate as determined upon the business combination is 6%.

In April 2023, Positech exercised its final extension option of a lease agreement for the office space and warehouse in 4 HaPeles, Haifa, Israel for a term of two years. The monthly lease payments under the lease agreement are approximately NIS 17 (approximately $5). The annual discount rate as determined upon the business combination is 6%.

B.	The components of operating lease expense for the period ended December 31, 2024 and 2023 were as follows:

	December 31,
	2024	2023

Operating lease expense	795	774

C.	Amounts reported in the balance sheets related to operating lease as of December 31, 2024 and 2023 are as follows:

	Year ended December 31,
	2024	2023

Operating leases:
Operating leases right-of-use asset	2,898	3,352

Current operating lease liabilities	738	769
Non-current operating lease liabilities	2,205	2,620
Total operating lease liabilities	2,943	3,389

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 5 – LEASES (continue)

D.	Future minimum lease payments under non-cancellable leases as of December 31, 2024, are as follows:

2025	769
2026	673
2027	641
2028	628
2029	606
Total operating lease payments	3,319

Less: imputed interest	(376)
Present value of lease liabilities	2,943

December 31,
2024

Weighted-average remaining lease term of operating leases	4.7 Years
Weighted average discount rate of operating leases	6%

NOTE 6 – SHORT TERM LOANS

	December 31,
	2024	2023

Short term loans from Bank (1)	1,785	2,132
Long-term loan from Banks -current maturities (Note 9)	357	300
	2,142	2,432

(1)	Annual interest – Prime + 1.4%-2%

NOTE 7 – ACCOUNTS PAYABLE

	December 31,
	2024	2023
Open payables	1,455	1,928
Notes payable	52	30

	1,507	1,958

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 8 – OTHER CURRENT LIABILITIES

	December 31,
	2024	2023
Deferred revenues	1,636	1,605
Advances received from customers	1,327	667
Employees and payroll accruals	569	614
Government Institutions	2	25
Related Party	200	166
Accrued expenses	185	223
	3,919	3,300
Deferred revenues:

	2024	2023
Opening balance	1,605	1,306
New advance payments	368	336
Amount recognized as revenue	(334)	-
Foreign currency translation adjustment	(3)	(37)
Closing balance	1,636	1,605

NOTE 9 – LONG TERM LOANS

	December 31,
	2024	2023
Long term from bank (1)	1,274	1,022
Long term from controlling shareholder (2)	987	993
Long-term loan from Banks -current maturities	(357)	(300)
	1,904	1,715

(1)	Annual interest – Prime + 1.4%-2%.
(2)	A loan of NIS 3.6 million does not bear interest and has not yet been set for repayment.

Maturities of the loan from banks as of December 31, 2024, were as follows:

Year ended December 31,

2025	362
2026	323
2027	233
2028 – 2030	370

Total	1,288

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 10 – SHAREHOLDERS’ EQUITY

Description of the rights attached to the Shares in the Company:

The Ordinary shares confer upon their holders the right to participate and vote in the shareholders’ meetings of the Company and the right to participate in any distribution of dividends.

NOTE 11 – COST OF REVENUES

	Year ended December 31
	2024	2023
Materials	4,371	8,840
Salaries and related expenses	4,631	5,696
Rent	913	1,065
Depreciation	13	19
Other expenses	456	815
	10,384	16,435

NOTE 12 – GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31
	2024	2023
Salaries and related expenses	739	953
Management fee	120	77
Rent	192	272
Professional services	165	162
Depreciation	45	54
Other expenses	468	470
	1,729	1,988

NOTE 13 – OTHER INCOME

	Year ended December 31
	2024	2023
Government grants	-	415
Other expenses	7	25
	7	440

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 14 – INCOME TAX

Income of the Company is taxable at corporate tax rate of 23%.

The Company and a subsidiary have not received final tax assessments since its inception although the tax reports of the Company for the years ended by December 31, 2019 are deemed to be final.

As of December 31, 2024, the Company and its subsidiary have carried forward losses for tax purposes of approximately $7,800 and $680, respectively, which can be offset against future taxable income, if any.

The following is reconciliation between the theoretical tax on pre-tax income, at the tax rate applicable to the Company (federal tax rate) and the tax expense reported in the financial statements:

	Year ended December 31
	2024	2023
Pretax loss	3,664	2,316
Statutory tax rate in Israel	23%	23%
Income tax computed at the ordinary tax rate	843	533
Change in valuation allowance	(843)	(533)
	-	-

Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	Year ended
	December 31,
	2024	2023
Deferred tax assets
Carried forward losses	1,970	1,110
Employees accruals	44	33
Operating lease right-of-use asset	667	771
Provision for inventory impairment	171	199
Gross deferred tax assets	2,852	2,113
Deferred tax liabilities
Operating lease liabilities	(667)	(771)
Valuation allowance	(2,185)	(1,342)
Total deferred tax assets, net	-	-

I.T.S. Industrial Techno-Logic Solutions Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars, except share and per share data)

NOTE 15 – RELATED PARTIES

Balances with related parties:

	As of December 31,
	2024	2023

Loans from related parties (Note 9)	987	993

NOTE 16 – SUBSEQUENT EVENTS

On June 8, 2025, Star Twenty Six (“Star) entered into an agreement with the Company and its controlling shareholder Mr. Gera Eron, pursuant to which Star will lend to tha Company NIS 10,000,000 (approximately USD 3,000). In return Star would receive 51% of the share capital of the Company on a fully diluted basis. Pursuant to the terms of the agreement, Star was also granted an option to purchase the remainder 49% of ITS for three years from the controlling shareholder. Depending on whether the option is exercised in the first, second- or third-year hereafter, the agreed purchase price for the 49% is 25 million NIS, 30 million NIS or 35 million NIS, respectively.

As of December 31, 2025, the Star lent to the Cmpany NIS 10 million (approximately USD3,100).

On February 16, 2026, Star acquired 51% of the outstanding equity capital of the Company on a fully diluted basis. Star has a 3- year option to acquire the remainder 49% from the other shareholder of the Company.